SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                   FORM 8-A/A
                                 AMENDMENT NO. 3

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                            MDU Resources Group, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

                Delaware                               41-0423660
(State of Incorporation or Organization)            (I.R.S. Employer
                                                  Identification No.)
           Schuchart Building
         918 East Divide Avenue
             P.O. Box 5650
              Bismarck, ND                             58506-5650
(Address of Principal Executive Offices)               (Zip Code)

   If this form relates to the                  If this form relates to the
   registration of a class of                   registration of a class of
   securities pursuant to Section               securities pursuant to Section
   12(b) of the Exchange Act and is             12(g) of the Exchange Act and is
   effective pursuant to General                effective pursuant to General
   Instruction A.(c), check the                 Instruction A.(d), check the
   following box. [x]                           following box. [ ]

Securities Act registration statement file number to which this form relates:______________________
         (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

           Title of Each Class              Name of Each Exchange on Which
           to be so Registered              Each Class is to be Registered

      Common Stock, $1.00 par value            New York Stock Exchange
                                                   Pacific Exchange

Securities to be registered pursuant to Section 12(g) of the Act:


                  None


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Item 1. Description of Registrant's Securities to be Registered.

     This amendment no. 3 to the registration statement on Form 8-A/A amends the registration statement on Form 8-A that MDU Resources Group, Inc. filed on September 21, 1994, as amended by amendment No. 1 on Form 8-A/A filed on March 23, 2000, and as further amended by amendment No. 2 on Form 8-A/A filed on March 10, 2003.

                           DESCRIPTION OF COMMON STOCK

Common Stock - General

     The following is a description of all material attributes of our common stock. This description is not complete, and we qualify it by referring to the laws of the state of Delaware and our restated certificate of incorporation, amended bylaws and indenture of mortgage. The restated certificate of incorporation, amended bylaws and indenture of mortgage are exhibits 3.1, 3.2 and 3.4, respectively, to this registration statement and are incorporated into this registration statement by reference. We also refer you to the rights agreement, dated as of November 12, 1998, between us and Norwest Bank Minnesota, NA (now, Wells Fargo Bank, N.A.), as rights agent, that we incorporate into this registration statement by reference to exhibit 3.3.

     Our restated certificate of incorporation authorizes us to issue 252,000,000 shares of stock, divided into four classes:

     o    500,000 shares of preferred stock, $100 par value;

     o    1,000,000 shares of preferred stock A, without par value;

     o    500,000 shares of preference stock, without par value; and

     o    250,000,000 shares of common stock, $1.00 par value.


Dividend Rights

     Under our restated certificate of incorporation, we may declare and pay dividends on our common stock, out of surplus or net profits, only if we have paid or provided for full cumulative dividends on all outstanding shares of preferred and preference stock. As of January 15, 2004, we had no preference stock outstanding.

     In addition to these provisions, our first mortgage bond indenture includes a covenant generally to the effect that we may declare and pay dividends in cash or property on our common stock only either (1) out of "surplus" or (2) in case there is no "surplus," out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. For purposes of this test, "surplus" means the excess of our net assets over our "capital"; and "capital" means that part of the consideration received by us for any of our shares of common stock which has been determined to be "capital."


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


Voting Rights

     Our common stock has one vote per share. The holders of our common stock are entitled to vote on all matters to be voted on by stockholders. The holders of our common stock do not have cumulative voting rights.

     The holders of our preferred stock, preferred stock A and preference stock do not have the right to vote, except as our board of directors establishes or as provided in our restated certificate of incorporation or bylaws or as determined by state law.

     Our restated certificate of incorporation gives the holders of our preferred stock and preferred stock A, and the holders of our preference stock, the right to vote if dividends are unpaid, in whole or in part, on their shares for one year. The holders have one vote per share until we pay the dividend arrearage, declare dividends for the current dividend period and set aside the funds to pay the current dividends. In addition, the holders of some series of our preferred stock and preferred stock A, and/or the holders of our preference stock, must approve amendments to the restated certificate of incorporation in some instances.

Liquidation Rights

     If we were to liquidate, the holders of the preferred stock, preferred stock A and the preference stock have the right to receive specified amounts, as set forth in our restated certificate of incorporation, before we can make any payments to the holders of our common stock. After the preferred and preference stock payments are made, the holders of our common stock are entitled to share in all of our remaining assets available for distribution to stockholders.

Other Rights

     Our common stock is not liable to further calls or assessment. The holders of our common stock have no preemptive rights. Our common stock cannot be redeemed, and it does not have any conversion rights or sinking fund provisions.

Effects on Our Common Stock if We Issue Preferred or Preference Stock

     Our board of directors has the authority, without further action by the stockholders, to issue up to 500,000 shares of preferred stock, 1,000,000 shares of preferred stock A and 500,000 shares of preference stock, each in one or more series. Our board of directors has the authority to determine the terms of each series of any preferred or preference stock, within the limits of the restated certificate of incorporation and the laws of the state of Delaware. These terms include the number of shares in a series, dividend rights, liquidation preferences, terms of redemption, conversion rights and voting rights.

     If we issue any preferred or preference stock, we may negatively affect the holders of our common stock. These possible negative effects include diluting the voting power of shares of our common stock and affecting the market price of our common stock. In addition, the ability of our board of directors to issue preferred or preference stock may delay or prevent a change in control of MDU Resources Group.


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


     As of January 15, 2004, we had 163,000 shares of preferred stock outstanding, and we have reserved 125,000 shares of Series B preference stock for issuance in connection with our rights plan.

Provisions of Our Restated Certificate of Incorporation and Our Bylaws that Could Delay or Prevent a Change in Control

     Our restated certificate of incorporation and bylaws contain provisions which will make it difficult to obtain control of MDU Resources Group if our board of directors does not approve the transaction. The provisions include the following:

                  Provisions Relating to Our Board of Directors

     Classified Board

     We have divided the members of our board of directors into three classes as nearly equal in number as may be. Directors in each class are elected for a three-year term.

     This classification of our board of directors may prevent stockholders from changing the membership of the entire board of directors in a relatively short period of time. At least two annual meetings, instead of one, generally will be required to change the majority of directors. The classified board provisions could have the effect of prolonging the time required for a stockholder with significant voting power to gain majority representation on our board of directors. Where majority or supermajority board of directors approval is necessary for a transaction, such as in the case of an interested stockholder business combination, the inability immediately to gain majority representation on the board of directors could discourage takeovers and tender offers.

     Number of Directors, Vacancies, Removal of Directors

     Our restated certificate of incorporation provides that our board of directors will have at least six and at most 15 directors. Two-thirds of the continuing directors decide the exact number of directors at a given time. Our board fills any new directorships it creates and any vacancies.

     Our directors may be removed only for cause and then only by a majority of the shares entitled to vote.

Meetings of Stockholders

     No Cumulative Voting

     Our restated certificate of incorporation does not provide for cumulative voting.

     Advance Notice Provisions

     Our bylaws require that for a stockholder to nominate a director or bring other business before an annual meeting, the stockholder must give notice not less than 120 days prior to the


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


date corresponding to the date on which we first mailed our proxy materials for the prior year's annual meeting.

     Our restated certificate of incorporation prevents stockholders from calling a special meeting. In addition, our restated certificate of incorporation provides that stockholder action may be taken only at a stockholders' meeting.

Amendment of Restated Certificate of Incorporation

     Our restated certificate of incorporation requires the affirmative vote of 80% of the common stock entitled to vote in order to amend Articles Twelfth, Thirteenth, Fourteenth, Fifteenth and Sixteenth of our restated certificate of incorporation, unless two-thirds of the continuing directors approve the amendment. Article Twelfth of our restated certificate of incorporation specifies fair price and other requirements applicable to a business combination involving an interested stockholder - for example, a stockholder who is our affiliate. Article Thirteenth of our restated certificate of incorporation contains provisions relating to our board of directors, including provisions establishing a classified board. Article Fourteenth of our restated certificate of incorporation expressly permits our board of directors to consider the factors described below under "Provisions Relating to the Authorization of Business Combinations" in determining whether or not to approve some types of business combinations. Article Fifteenth of our restated certificate of incorporation contains the requirement described in the first sentence of this paragraph that 80% of the common stock entitled to vote must vote in favor of an amendment to the articles specified above unless two-thirds of the continuing directors approve the amendment. Finally, Article Sixteenth of the restated certificate of incorporation prohibits stockholders from taking action by written consent and describes the persons who may call special meetings of our stockholders.

Provisions Relating to the Authorization of Business Combinations

     Our restated certificate of incorporation requires the affirmative vote of 80% of the common stock entitled to vote for directors in order to authorize business combinations with interested stockholders. Any business combination must also meet specified fair price and procedural requirements. However, if two-thirds of our continuing directors approve the business combination, then the vote of 80% of the common stock and the fair price provisions will not be required.

     There is also a provision in our restated certificate of incorporation permitting our board of directors to consider the following factors in determining whether or not to approve some types of business combinations:

     o The consideration to be received by us or our stockholders in connection with the business combination in relation not only to the then current market price for our outstanding capital stock, but also to the market price for our capital stock over a period of years, the estimated price that might be achieved in a negotiated sale of us as a whole or in part through orderly liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic


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          and other factors bearing on securities prices and our financial condition, future prospects and future value as an independent corporation;

     o The character, integrity and business philosophy of the other party or parties to the business combination transaction and the management of that party or those parties;

     o The business and financial conditions and earnings prospects of the other party or parties to the business combination transaction, including, but not limited to, debt service and other existing or likely financial obligations of that party or those parties, the intention of the other party or parties to the business combination transaction regarding the use of our assets to finance the acquisition, and the possible effect of the conditions upon us and our subsidiaries and the other elements of the communities in which we and our subsidiaries operate or are located;

     o The projected social, legal and economic effects of the proposed action or transaction upon us or our subsidiaries, employees, suppliers, customers and others having similar relationships with us, and the communities in which we and our subsidiaries do business;

     o    The general desirability of our continuance as an independent entity;
          and

     o    Such other factors as the continuing directors may deem relevant.

Preference Share Purchase Rights

     On November 12, 1998, the board of directors declared a dividend of one preference share purchase right for each share of our common stock outstanding as of December 1, 1998. We will issue one right with each additional share of common stock we issue until the rights expire, are redeemed or exchanged or become exercisable. The description of our preference share purchase rights is contained in the Form 8-A/A dated March 23, 2000 and in the rights agreement, dated November 12, 1998, between Wells Fargo Bank, N.A., as rights agent, and us. We incorporate these documents herein by reference.

Provisions of Delaware Law that Could Delay or Prevent a Change in Control

     We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. With some exceptions, this law prohibits us from engaging in some types of business combinations with a person who owns 15% or more of our outstanding voting stock for a three-year period after that person acquires the stock. This prohibition does not apply if our board of directors approved of the business combination or the acquisition of our stock before the person acquired 15% of the stock. A business combination includes mergers, consolidations, stock sales, asset sales and other transactions resulting in a financial benefit to the interested stockholder.


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


Item 2.           Exhibits.

Exhibit
Number                              Exhibit

*3.1 Restated Certificate of Incorporation of the Company, filed as Exhibit 3(a) to Amendment No. 1 to Registration Statement on Form S-3, filed on June 13, 2003 in Registration No. 333-104150.

*3.2 By-laws of the Company, as amended to date, filed as Exhibit 3.3 to Amendment No. 2 to Form 8-A/A on March 10, 2003, in File No. 1-3480.

*3.3 Rights Agreement, dated as of November 12, 1998, between the Company and Norwest Bank Minnesota, N.A. (now, Wells Fargo Bank, N.A.), Rights Agent, filed as Exhibit 4.1 to Form 8-A on November 12, 1998, in File No. 1-3480.

*3.4 Indenture of Mortgage, dated as of May 1, 1939, as restated in the Forty-fifth Supplemental Indenture, dated as of April 21, 1992 and the Forty-sixth through Forty-ninth Supplements thereto, between the Company and the New York Trust Company (The Bank of New York, successor Corporate Trustee) and A.C. Downing (Douglas J. MacInnes, successor Co-Trustee), filed as Exhibit 4(a) in Registration No. 33-66682, and as Exhibits 4(e), 4(f) and 4(g) in Registration No. 33-53896 and Exhibit 4(c)(i) in Registration No. 333-49472.

3.5       Fiftieth Supplemental Indenture, dated as of December 15, 2003.

3.6 Indenture, dated as of December 15, 2003, between the Company and The Bank of New York, as trustee.

3.7 Officer's Certificate, dated as of December 23, 2003, establishing the Form and Certain Terms of the 5.98% Senior Notes due 2033.

___________________________
*Incorporated herein by reference.


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


                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                       MDU Resources Group, Inc.


                                       By:   /s/  Warren L. Robinson
                                           ------------------------------------
                                              Warren L. Robinson
                                              Executive Vice President
                                                   and Chief Financial Officer


Date:  January 20, 2004


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EXHIBIT INDEX

Exhibit
Number                              Exhibit

*3.1 Restated Certificate of Incorporation of the Company, filed as Exhibit 3(a) to Amendment No. 1 to Registration Statement on Form S-3, filed on June 13, 2003 in Registration No. 333-104150.

*3.2 By-laws of the Company, as amended to date, filed as Exhibit 3.3 to Amendment No. 2 to Form 8-A/A on March 10, 2003, in File No. 1-3480.

*3.3 Rights Agreement, dated as of November 12, 1998, between the Company and Norwest Bank Minnesota, N.A. (now, Wells Fargo Bank, N.A.), Rights Agent, filed as Exhibit 4.1 to Form 8-A on November 12, 1998, in File No. 1-3480.

*3.4 Indenture of Mortgage, dated as of May 1, 1939, as restated in the Forty-fifth Supplemental Indenture, dated as of April 21, 1992 and the Forty-sixth through Forty-ninth Supplements thereto, between the Company and the New York Trust Company (The Bank of New York, successor Corporate Trustee) and A.C. Downing (Douglas J. MacInnes, successor Co-Trustee), filed as Exhibit 4(a) in Registration No. 33-66682, and as Exhibits 4(e), 4(f) and 4(g) in Registration No. 33-53896 and Exhibit 4(c)(i) in Registration No. 333-49472.

3.5       Fiftieth Supplemental Indenture, dated as of December 15, 2003.

3.6 Indenture, dated as of December 15, 2003, between the Company and The Bank of New York, as trustee.

3.7 Officer's Certificate, dated as of December 23, 2003, establishing the Form and Certain Terms of the 5.98% Senior Notes due 2033.

___________________________
*Incorporated herein by reference.


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